Exhibit 10.1

EMPLOYEE AGREEMENT

This Agreement is entered into by SharpSpring Technologies, Inc. of Gainesville, Florida, including its parents, affiliates, assignees, and successors, each of whom are expressly authorized to enforce this Agreement, and who are referenced herein as “the Company” and Brad Stanczak, referenced herein as “you” or “your” or “Employee”.

1.
CONSIDERATION. You agree that this Agreement is entered into in consideration of the mutual promises contained in this Agreement and other good and valuable consideration, and in further consideration of your present employment or association with the Company or your continued employment or association with the Company. Your employment or association with the Company is at-will and may be terminated at any time at the election of either party. This Agreement does not guarantee your employment by or association with the Company for any definite period of time.

2.
REPRESENTATIONS AND WARRANTIES. You represent and warrant to the Company that the following statements are true and correct and shall remain true and correct at all times during your employment or association with the Company:

a.
All statements and representations contained in your application for employment or association are true and correct; and

b.
This Agreement constitutes a legal, valid, and binding agreement and obligation enforceable against you in accordance with its terms.

3.
POSITION AND DUTIES. The Company agrees to employ you to act as its Chief Financial Officer effective as of December 10, 2018. You shall be responsible for leading the Company’s finance and accounting functions, including financial reporting and analysis, and other duties as may be prescribed by the Company’s Chief Executive Officer from time to time. You agree that you will serve the Company faithfully and to the best of your ability during the term of employment, under the direction of the Chief Executive Officer of the Company.

4.
PLACE OF EMPLOYMENT. You shall perform your duties under this Employee Agreement at 5001 Celebration Pointe Ave, Gainesville, FL, or the Company’s then-current headquarters office.

5.
COMPENSATION OF EMPLOYEE. For all services rendered, you shall initially receive compensation as follows:

a.
Base Salary: The Company agrees to pay you at a rate of $185,000 per year, payable on a semi-monthly basis, or on whatever basis SharpSpring may adopt in the future, in accordance with the Company’s standard payroll practices.

b.
Bonus: You will be eligible for participation in SharpSpring’s executive bonus plan with a bonus opportunity of $70,000. The payout related to your bonus opportunity will initially be based on the Company achieving specified revenue and EBITDA performance targets as set by the Board of Directors, and may be modified from time to time by the Board of Directors in their sole discretion. The executive bonus is currently paid quarterly, but may be paid annually in the future at the election of the board.

c.
Signing Bonus & Reimbursement of Moving Cost: In addition to your ongoing compensation, after commencing your employment and relocating to the Gainesville, FL area, SharpSpring will pay you a one-time signing bonus of $25,000 and reimburse you for up to $25,000 of direct moving costs in association with your relocation to the Gainesville, FL area. This one-time bonus and reimbursed moving costs shall be refunded to the Company on a pro-rata basis if you choose to leave the Company during your first year of employment, other than if you choose to leave for Good Reason. Such moving costs shall not include real-estate brokerage fees. Any reimbursements shall follow our standard expense reimbursement process, which requires valid receipts for any expenses incurred and approval of expenses by a supervisor.

d.
Stock Options: You will be granted an option to purchase 100,000 shares of the Company’s common stock at fair market value, as determined by the Board of Directors (the “Option Shares”). The option will be subject to the terms and conditions of the Company’s 2010 Employee Stock Plan, as may be amended, and the stock option agreement that you will sign in connection with receiving the option. The option shall vest over four (4) years, with 25% of the Option Shares vesting on the one-year anniversary of the date of the grant and the remaining 75% of the Option Shares vesting on a monthly basis thereafter. You will be considered for future stock or option grants to the extent that the Board of Directors considers those for other Company executives. In the event of a Change of Control, a portion of your outstanding stock options shall accelerate such that a minimum of 50% of each stock option granted shall be vested immediately prior to the Change of Control. For example, if 100,000 stock options were granted and 25,000 were already vested prior to a Change of Control, an additional 25,000 options would be accelerated and vest immediately prior to a Change of Control. Furthermore, in the event that you leave the Company’s employment for Good Reason or if the Company terminates your employment without Cause within one year of a Change of Control, all of your outstanding stock options shall accelerate and become vested and exercisable upon your separation with the Company. For purposes of this Agreement, a “Change of Control” shall mean the occurrence of any of the following events: (i) an acquisition of the Company by another entity by means of any transaction or series of related transactions (including, without limitation, any reorganization, merger or consolidation but excluding any merger effected exclusively for the purpose of changing the domicile of the Company), or (ii) a sale of all or substantially all of the assets of the Company (collectively, a Merger), so long as in either case the Company’s stockholders of record immediately prior to such Merger will, immediately after such Merger, hold less than fifty percent (50%) of the voting power of the surviving or acquiring entity.

e.
Withholdings: All amounts due from the Company to the Employee hereunder shall be paid to the Employee net of all taxes and other amounts which the Company is required to withhold by law.

6.
REIMBURSEMENT FOR BUSINESS EXPENSES. Subject to the approval of the Company, the Company shall promptly pay or reimburse You for all reasonable business expenses incurred in performing Your duties and obligations under this Employee Agreement, but only if You properly account for expenses in accordance with the Company’s policies.

7.
PAID TIME OFF AND BENEFITS. You shall be entitled to the same benefits, paid time off and Company holidays offered by the Company to its other employees. Nothing in this Employee Agreement shall prohibit the Company from modifying or terminating any of its employee benefit plans in a manner that does not discriminate between Employee and other Company employees.

8.
TERMINATION OF EMPLOYMENT. Employee’s employment hereunder shall automatically terminate upon (i) his death; (ii) Employee voluntarily leaving the employ of the Company; (iii) at the Company’s sole discretion, for any reason, with or without cause.

Payments on Termination. In the event that Employee’s employment under this agreement is terminated for any reason, Company shall promptly pay Employee any amounts due to Employee under this agreement, including any salary accrued through the date of termination, and reimbursement for business related expenses during the period of Employee’s employment, providing that such expenses are submitted in accordance with Company policies. In the event that you leave the Company’s employment for Good Reason or if the Company terminates your employment without Cause, you shall be entitled to receive severance in an amount equal to one day of base salary for every completed work day of employment with the Company, up to a maximum of 6 months of base salary. Such severance shall be paid semi-monthly according to the Company’s normal payroll process and shall terminate immediately if you become gainfully employed during the severance period. For purposes hereof, “Good Reason” shall mean any material diminution in your responsibilities, title or authority, or without your consent, any reduction in your then-current compensation, or any material breach by the Company of this Agreement or any other agreement between the Company and you, that is not cured within 30 days after written notice of such condition is given by you to the Board of Directors. For purposes hereof, “Cause” shall include (i) your willful malfeasance, misfeasance, nonfeasance or gross negligence in connection with the performance of your duties, (ii) any willful misrepresentation or concealment of a material fact made by you in connection with your Employee Agreement; or (iii) the willful breach of any material provision or covenant made by you in your offer letter or this Agreement.

9.
BEST EFFORTS AND OUTSIDE ACTIVITIES. You shall devote all of the necessary business time, attention, and energies, as well as your best talents and abilities to the business of the Company in accordance with the Company’s instructions and directions. You may engage to a limited extent in other business activities unrelated to the Company so long as such activities do not create a conflict of interest or otherwise interfere with the performance of your duties and the terms and conditions of this Employee Agreement.

10.
MAINTENANCE OF LIABILITY INSURANCE. So long as You shall serve as an executive officer of the Company pursuant to this Employee Agreement, the Company shall obtain and maintain in full force and effect a policy of director and officer liability insurance of at least $5,000,000 from an established and reputable insurer. In all policies of such insurance, Employee shall be named as an insured in such manner as to provide Employee the same rights and benefits as are accorded to the most favorably insured of the Company’s officers or directors.

11.
INDEMNIFICATION. In addition to the insurance coverage described above and the indemnification protection set forth in Article IX of the Company’s Bylaws, the Company shall indemnify You to the fullest extent permitted by applicable law if he is made, or threatened to be made, a party to an action or proceeding, whether civil, criminal, administrative or investigative (each a “Proceeding”), by reason of the fact that Employee is or was an officer, director, or employee of the Company or any of its affiliates, against all “Expenses” (as defined below) resulting from or related to such Proceeding, or any appeal thereof. Any such indemnification pursuant to this section shall continue as to Employee even if Employee has ceased to be an executive, officer, director or employee of the Company and/or any of its affiliates, and shall inure to the benefit of Employee’s heirs, executors and administrators. Expenses incurred by Employee in connection with any indemnification-eligible Proceeding shall be paid by the Company in advance upon request of Employee that the Company pay such Expenses, (a) after receipt by the Company of a written request from Employee for such advance, together with documentation reasonably acceptable to the Board, and (b) subject to an undertaking by Employee to pay back any advanced amounts for which it is later determined that Employee was not entitled to indemnification as described herein. Employee shall be entitled to select his own counsel in connection with any indemnification-eligible Proceeding. Notwithstanding the foregoing provisions of this section to the contrary, the Company shall have no obligation to indemnify Employee or advance Expenses to Employee (i) in connection with any claim or proceeding between Employee and the Company (unless approved by the Board), or (ii) if Employee’s actions or omissions giving rise to his status as a party to a Proceeding involve intentional or willful misconduct or malfeasance on the part of Employee in connection with the performance of his job. For purposes of this section, the term “Expenses” means any damages, losses, judgments, liabilities, fines, penalties, excise taxes, settlements, costs, reasonable attorneys’ fees, accountants’ fees, expert fees, and disbursements and costs of attorneys, experts and accountants.

12.
RECORDS OWNERSHIP. You acknowledge, understand, and agree that all files, records and documents, whether in hard copy, electronic or any other form, generated or received by the Company or its employees, or concerning the Company or its business, belong to and constitute the property of Company and that Company is the records owner of all such files, records and documents. Therefore, upon your separation from employment, all such files, records and documents shall remain on the premises and in the possession of Company, and you shall promptly return any and all such files, records and documents to Company that you may then have, or at any time thereafter you discover in your possession. You shall not retain any copies of such files, records and documents.

13.
INTANGIBLE PROPERTY OWNERSHIP. You hereby irrevocably assign and transfer, and agree to assign and transfer, to the Company all of your rights, title and interest in and to any and all inventions and works you create or modify (including, but not limited to software or other works, designs, or the like) for or on behalf of the Company. You hereby acknowledge and agree that such works are within the scope of your employment or association, and that all intellectual property rights, including copyright, inventions, designs, and trade secrets, whether patentable or not, are the exclusive and sole worldwide property of the Company. Copyrighted works developed or created by you and owned by the Company include the right to copy, license, market, manufacture, publish, distribute, create derivative works from the works created, mark as copyrighted by the Company, and to authorize others to do some or all of the foregoing as needed or desired by the Company to carry out its business purpose.

You will not at any time during or after your employment or association with the Company have or claim any right, title or interest in any trade name, trademark, patent, copyright, work for hire, or other similar rights belonging to or used by the Company. You shall not have or claim any right, title or interest in any material or matter of any sort prepared for or used in connection with the business or promotion of the Company, whatever your involvement with such matters may have been, and whether procured, produced, prepared or published in whole or in part by you. You further release and hereby assign all rights in any and all intellectual property to the Company, and shall, at the request of the Company, give evidence and testimony and execute any and all agreements or other documents as needed to effect or memorialize any such transfer of rights without encumbrance, and for the Company to carry out its business purpose. You hereby irrevocably appoint the Company as your attorney-in-fact (with a power couple with an interest) to execute any and all documents which may be necessary or appropriate in the security of such rights, including but not limited to, any copyright in your work.

You certify that all works pursuant to this Agreement are original works and are not the property of others, and that any liability from or caused by you in this regard is your sole responsibility. You shall hold harmless and indemnify the Company from and against any and all claims, actions, losses, costs, or other liabilities based on or arising out of claimed infringement by the works of any copyright or other intellectual property rights of any third party, and you agree to cooperate in the defense of the Company against any and all claims, actions, losses, costs, or other liabilities based on or arising out of claimed infringement or any other action by the works of any copyright or other intellectual property rights of any third party at your expense.

You have attached hereto, as Exhibit A, a list detailing all inventions, original works of authorship, developments, improvements, and trade secrets which you made prior to the commencement of this Agreement (collectively referred to as “Prior Inventions”), which belong solely to you or belong to you jointly with another, and which are not assigned to the Company hereunder or, if no such list is attach, you represent that there no such Prior Inventions.

14.
TRADE SECRETS AND CONFIDENTIAL INFORMATION. You agree to keep confidential and not disclose to others any Trade Secrets or Confidential and Proprietary Information, during the term of this Agreement and all times thereafter, except as required by law or as consented in writing by the Company’s President.

You agree that the Trade Secrets and Confidential and Proprietary Information described herein are valuable information.

Trade Secrets and Confidential and Proprietary Information includes all forms of information whether in oral, written, graphic, magnetic or electronic form without limitation. Trade Secrets and Confidential and Proprietary Information means, without limitation, the Company’s client and prospective client names, addresses, relationships, terms and information; suppliers’ names, addresses, terms and information; financial information; business and/or marketing plans; methods of operation; internal structure; financial information and practices; products and services; inventions; systems; devices; methods; ideas, procedures; client lists and files; fee schedules; test data; descriptions; drawings; techniques; algorithms; programs; designs; formula; software; business management and methods; planning methods; sales and marketing methods; valuable confidential business and professional information; proprietary computer software; management information; and all know-how, trade secrets, confidential information and any other information developed by and belonging to the Company which gives the Company a competitive advantage over others.

If you shall leave, separate or terminate from the Company, you will neither take nor retain any file, record, document, Trade Secrets or Confidential and Proprietary Information, whether a reproduction, duplication, copy or original, of any kind or nature developed by, compiled by or belonging to the Company.

15.
NO PRIOR COVENANT NOT TO COMPETE. You warrant and represent that except for this Agreement and except as otherwise disclosed, (a) you are not presently subject to any contract or understanding that restricts in any manner your ability to provide services to the Company; (b) you have performed all duties and obligations that you may have under any contract or agreement with a former employer (or other party) including but not limited to the return of all confidential information; and (c) you are currently not in possession of any confidential materials or property belonging to any former employer (or other party). Further, you agree to defend, indemnify, and hold the Company harmless from and against any demands, claims, obligations, causes of action, diminution in the value of the Company, damages, liabilities, costs, expenses, interest, and fees, which the Company may incur due to (a) any conflict between your employment with Company and any prior employment or association, duty contract, agreement, order or restrictive covenant, or (b) any misrepresentation by you as to any facts which are the subject matter of any conflict or violation of any prior contract, agreement, order or restrictive covenant on your part.

16.
COVENANT NOT TO COMPETE. You acknowledge that you are familiar with restrictive covenants of this nature, the covenant is a material inducement to this Agreement and your employment, the Company will suffer irreparable injury if you violate this restrictive covenant, and the covenant is fair and reasonable to protect the Company’s trade secrets, confidential and proprietary information, relationships with prospective and existing clients, goodwill, and/or other legitimate business interests. You further agree that your work with the Company has provided and will provide you extraordinary and specialized training, knowledge and information over the Company’s techniques, methods, products and systems; the Company’s valuable confidential proprietary and business information which you would not otherwise acquire; and access to its substantial relationships with present and prospective clients and substantial goodwill associated with its name.

The covenant is intended to protect the Company’s legitimate business interests which include but are not limited to the extraordinary and specialized training of its employees; valuable confidential and proprietary business and professional information; substantial relationships with prospective and existing clients; client good will associated with the Company’s ongoing professional and business practice and trade name in the fields of business and financial software and related professional activities throughout North America and globally.

Accordingly, you agree that prior to your separation or termination from the Company and for the later of one (1) year after your separation or termination (with or without cause) or from the date of entry by a court of competent jurisdiction enforcing these covenants, whichever is later (referenced herein as “the restricted period): You shall not engage, directly or indirectly, as principal, agent, advisor, stockholder, consultant, partner, independent contractor, or employee or in any other manner in any business or activity which is in competition with the Company or which may propose to go into competition with the Company. And, during the restricted period, you shall not directly or indirectly induce or attempt to induce (a) clients of the Company to do business with any competitor of the Company, and/or (b) any of the officers, agents, employees, or associates of the Company to leave the employment or association of the Company.

Some of the businesses which are in competition with the Company or which may propose to go into competition with the Company, and which are specifically prohibited include but are not limited to: HubSpot, Marketo, Salesforce.com, Act-On, Eloqua and Responsys (both part of Oracle), Constant Contact, iContact, MailChimp, Infusionsoft, J2 Global (Campaigner), and Feathr. This list of businesses is not intended to be an exclusive list.

Nothing herein shall prohibit you from purchasing or owning less than five percent (5%) of the publicly traded securities of any corporation, provided that such ownership represents a passive investment and that you are not a controlling person of, or a member of a group that controls, such corporation.

17.
REMEDIES FOR BREACH OF RESTRICTIVE COVENANTS. The Company is entitled to obtain equitable relief, including specific performance by means of injunctions, as well as monetary damages and any other available remedies. In the event a court of competent jurisdiction determines these restrictive covenants are not enforceable as written herein, the court will reform or modify the restrictive covenants(s) to make it (them) reasonable and enforceable, and the court will enforce the restrictive covenants(s) as so reformed or modified. Assignees and successors of the Company are expressly authorized to enforce these restrictive covenants. The restrictive covenants of this Agreement shall not be interpreted to employ any rule of contract construction that requires construing a restrictive covenant narrowly, against the restraint, or against the drafter of this Agreement.

Further, you understand that any and all obligations of the Company to pay any compensation to you for any reason shall cease and terminate upon your breach of any of the obligations in this Employee Agreement.

18.
NOTIFICATION OF INTERESTED PARTIES. You agree that the Company may notify anyone employing or engaging you to perform services or evidencing an intention to employ you now or in the future as to the existence and provisions of this Agreement. You shall, during the restricted period, (1) inform anyone employing or engaging you or evidencing an intent to employ or engage you, of the existence of the restrictive covenants in this Agreement and (2) notify the Company of the name, address, and telephone number of anyone who employs or engages you to perform services.

19.
MEDIATION. If a dispute arises out of or related to the interpretation or enforcement of this Agreement, you agree to try to settle the dispute in good faith through mediation upon the Company’s request, before litigation or at any time during litigation.

20.
WAIVERS. The Company’s waiver of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach.

21.
GOVERNING LAW, JURISDICTION AND VENUE. The Agreement shall be governed by the laws of the State of Florida and applicable federal and local law, and jurisdiction and venue for enforcement shall be in state circuit court in Gainesville, Florida.

22.
INDEPENDENT RESTRICTIVE COVENANTS AND SEVERABILITY. The provisions of this Agreement are independent of and separate from each other and from any other agreements. The breach, invalidity or unenforceability of any provision or part of any provision in this Agreement or any other agreements shall not in any way effect the validity or enforceability of any other provision or part of provision of this Agreement. The existence of any claim or cause of action by you against the Company shall not constitute a defense to the enforcement of these provisions.

23.
ARBITRATION OF DISPUTES. If a dispute arises out of or relates to this Employee Agreement, or the breach thereof, and if the dispute cannot be settled through negotiation, the parties agree first to try in good faith to settle the dispute by mediation administered by the American Arbitration Association under its Employment Mediation Rules before resorting to arbitration, litigation or some other dispute resolution procedure.

24.
ENTIRE AGREEMENT. This Agreement comprises the entire agreement and understanding by the parties regarding the topics contained herein; no representations, promises, agreements, or understandings, written or oral, relating hereto but not contained herein, shall be of any force or effect. This Agreement may be amended only in writing and by mutual agreement of the parties.

25.
ATTORNEYS’ FEES AND COSTS. If any litigation proceedings are bought arising out of or related to the terms of this Agreement, the successful prevailing party will be entitled to reimbursement for all reasonable costs, including reasonable attorneys’ fees.

26.
ACKNOWLEDGEMENT. Employee acknowledges that he has had the benefit of independent professional counsel with respect to this Agreement and that the Employee is not relying upon the Company, the Company’s attorneys or any person on behalf of or retained by the Company for any advice or counsel with respect to this Agreement.

27.
NUMBER OF PAGES. This Agreement, including the signatures, is comprised of nine (9) pages.

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Employee: Brad Stanczak                                                                                                                                     Date

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Rick Carlson, CEO and President                                                                                                                          Date
for SharpSpring Technologies, Inc.